EXHIBIT 99.1

Radnor First Quarter Net Sales Increase 19.3% on Strong Price and Volume Growth As Well As New Product Introductions.

Radnor, PA.—(PR NEWSWIRE)—May 16, 2005

For the first fiscal quarter ended April 1, 2005, Radnor Holdings Corporation today announced a 19.3 percent increase in net sales to $114.9 million from $96.3 million in the comparable prior year quarter primarily due to increased selling prices of 13.9%, strong volume growth of 3.1% and the impact of favorable changes in foreign currency exchange rates of 2.1%.

“Our financial results for the quarter reflect the challenging raw material environment and the impact of our new product introductions, including the results of pricing actions and solid volume increases in our packaging business. We began shipments to customers in January and anticipate additional volume gains and profit improvements as we introduce more products for the institutional and consumer markets in the second quarter. We continue to focus on improved manufacturing efficiencies, implementing cost reductions and growing our business through the introduction of new products,” said Michael T. Kennedy, Radnor’s chairman and chief executive officer.

Gross profit for the first quarter decreased slightly from the prior year period to $18.0 million. This was primarily due to a charge related to a contract termination and higher depreciation, as well as additional costs related to the introduction of our new product lines. In addition, the Company experienced higher raw material and energy-related costs, which were offset by pricing actions taken in 2004 and volume improvements at the domestic food packaging segment. In response to the increased costs experienced over the past year, the Company initiated a cost reduction program at the end of the first fiscal quarter of 2005 that is expected to reduce annual operating costs by approximately $9 million and should be fully effective by the end of the second quarter. Income from operations was lower by $3.0 million. Negatively impacting income from operations were higher distribution costs and increased selling, general and administrative costs related to the introduction of our new product lines.

Results of Operations

Consolidated Results

Net sales for the three months ended April 1, 2005 were $114.9 million, a 19.3% increase from $96.3 million for the three months ended March 26, 2004. This increase was primarily caused by higher average selling prices (13.9% or $13.3 million), higher sales volumes (3.1% or $3.0 million), and favorable changes in foreign currency rates (2.1% or $2.0 million).

Gross profit decreased $0.7 million to $18.0 million for the three months ended April 1, 2005 from $18.7 million for the similar three-month period in 2004. This decrease was primarily due to higher raw material ($11.5 million) and energy-related costs ($1.5 million), higher depreciation expense ($0.7 million), and additional costs related to the introduction of our new proprietary cold-drink cup product line, including facilities preparation, training, personnel and other overhead costs. In addition, a $0.5 million charge was recorded related to the amendment of the Company’s primary North American styrene monomer requirements contract. These cost increases were almost entirely offset by higher across the board selling prices ($13.3 million) and the impact of increased sales volumes ($1.1 million) at the packaging operations.

During the three months ended April 1, 2005, operating expenses increased $2.3 million to $16.4 million from $14.1 million for the three months ended March 26, 2004. The increase was primarily due to higher selling, general and administrative costs ($1.3 million) and higher distribution costs ($0.6 million) resulting from higher sales volumes at the packaging operations. As a percentage of net sales, operating costs decreased to 14.3% for the three months ended April 1, 2005 as compared to 14.6% for the three months ended March 26, 2004.

For the reasons described above, income from operations decreased by $3.0 million for the three months ended April 1, 2005 to $1.6 million from $4.6 million for the comparable period in 2004.

Interest expense increased $1.8 million to $7.4 million during the three months ended April 1, 2005 from $5.6 million in the prior year period due to higher average debt levels and increased interest rates.

The effective tax rate for the three months ended April 1, 2005 was 37%, as compared to 39% in the same period in the prior year. As of April 1, 2005, the Company had $106.9 million of net operating loss carryforwards for federal income tax purposes, which expire through 2024.

Segment Analysis

Packaging Segment Results

The following table summarizes the packaging segment results of operations for the three months ended April 1, 2005 and March 26, 2004.

	Three Months Ended		Increase (Decrease)	% Change
(dollars in millions)	Apr. 1, 2005	Mar. 26, 2004
Net sales	$64.2	$55.9	$8.3	14.8%
Gross profit	9.8	12.4	(2.6)	(21.0)%
Operating expenses	8.8	7.1	1.7	23.9%
Income from operations	1.0	5.3	(4.3)	(81.1)%

Net sales in the packaging segment for the three months ended April 1, 2005 increased $8.3 million to $64.2 million from $55.9 million during the first quarter of 2004. This increase was primarily due to higher average selling prices ($4.3 million), which resulted from price increases implemented after the first fiscal quarter in the prior year and a 7.1% increase in sales volumes ($3.8 million).

Gross profit decreased $2.6 million to $9.8 million for the three months ended April 1, 2005 compared to $12.4 million for the three-month period ended March 26, 2004. This decrease was primarily caused by the increase in the cost of raw materials, which were largely offset by higher average selling prices and volume gains, and higher energy-related and manufacturing costs ($2.3 million). Operating results for the first fiscal quarter ended April 1, 2005 were also negatively impacted by costs related to the introduction of our new proprietary cold-drink cup product line, including facilities preparation, training, personnel and other overhead costs, as well as by an increase in depreciation expense ($0.6 million) resulting from higher fixed assets from the installation of the new thermoforming equipment.

Operating expenses increased $1.7 million to $8.8 million during the three months ended April 1, 2005 from $7.1 million during the same period in the prior year. This increase was primarily due to higher distribution costs ($0.6 million) resulting from higher sales volumes as described above, combined with higher selling, general and administrative costs ($0.8 million) mainly due to higher sales and marketing personnel costs ($0.3 million) and bad debt expenses ($0.2 million).

For the reasons described above, income from operations decreased $4.3 million to $1.0 million for the three months ended April 1, 2005 from $5.3 million in the prior year period.

Specialty Chemicals Segment Results

The following table summarizes the specialty chemicals segment results of operations for the three months ended April 1, 2005 and March 26, 2004.

	Three Months Ended		Increase	% Change
(dollars in millions)	Apr. 1, 2005	Mar. 26, 2004
Net sales	$54.6	$43.3	$11.3	26.1%
Gross profit	8.1	6.3	1.8	28.6%
Operating expenses	4.9	4.6	0.3	6.5%
Income from operations	3.2	1.7	1.5	88.2%

For the three months ended April 1, 2005, net sales in the specialty chemicals segment increased $11.3 million, or 26.1%, to $54.6 million from $43.3 million during the three months ended March 26, 2004. This increase was primarily due to higher average selling prices (23.9% or $10.4 million). Net sales included $3.9 million and $2.9 million of sales to the packaging segment for the three months ended April 1, 2005 and March 26, 2004, respectively, which were eliminated in consolidation.

Gross profit increased $1.8 million, or 28.6%, to $8.1 million for the three months ended April 1, 2005 from $6.3 million for the similar three-month period in the prior year. As a percentage of net sales, gross profit increased to 14.8% for the three months ended April 1, 2005 from 14.5% in the prior year period. This increase was primarily due to the higher selling prices ($10.4 million), offset by higher styrene monomer and other manufacturing costs ($8.1 million), lower sales volumes ($0.3 million) and a $0.5 million charge related to the amendment of the Company’s primary North American styrene monomer requirements contract.

For the three months ended April 1, 2005, operating expenses increased by $0.3 million to $4.9 million from $4.6 million in the prior year period primarily due to the impact of changes in foreign currency exchange rates ($0.2 million). As a percentage of net sales, operating expenses decreased to 9.0% for the three months ended April 1, 2005 compared to 10.6% for the three months ended March 26, 2004.

For the reasons described above, income from operations increased $1.5 million to $3.2 million during the three months ended April 1, 2005 compared to $1.7 million in the prior year period.

Corporate and Other

For the three months ended April 1, 2005, corporate operating expenses were the same as the three months ended March 26, 2004.

Cautionary Statements

This press release includes certain “forward-looking statements.” These statements are based on management’s current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials and changes in the regulatory environment. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission as filed with the Securities and Exchange Commission.

Company Information

Radnor Holdings Corporation is a leading manufacturer and distributor of a broad line of disposable foodservice products in the United States and specialty chemical products worldwide. We operate 15 plants in North America and 3 in Europe and distribute our foodservice products from 9 distribution centers throughout the United States. For more information about Radnor, visit the company’s web site at www.radnorholdings.com.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 1, 2005	December 31, 2004
Assets
Current assets:
Cash	$713	$3,393
Accounts receivable, net	60,881	50,048
Inventories, net	79,500	67,526
Note receivable	17,556	—
Prepaid expenses and other	8,974	8,849
Deferred tax asset	2,077	2,075

	169,701	131,891

Property, plant and equipment, at cost	333,049	329,826
Less accumulated depreciation	(116,313)	(112,255)

	216,736	217,571

Investments	1,845	41,676
Intangible assets	9,549	9,894
Deferred tax asset	6,761	3,949
Other assets	16,237	16,075

	$420,829	$421,056

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$69,633	$56,940
Accrued liabilities	22,346	29,838
Current portion of long-term debt	8,641	8,571
Current portion of capitalized lease obligations	2,492	2,315

	103,112	97,664

Long-term debt, net of current portion	317,309	294,992
Capitalized lease obligations, net of current portion	3,084	3,726
Other non-current liabilities	3,716	4,191
Minority interest in consolidated subsidiary	—	21,253

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	19,387	19,387
Retained earnings (deficit)	(31,038)	(27,628)
Cumulative translation adjustment	5,258	7,470

Total stockholders’ equity	(6,392)	(770)

	$420,829	$421,056

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	For the three months ended
	April 1, 2005	March 26, 2004
Net sales	$114,883	$96,300

Cost of goods sold	96,381	77,627
Cost of goods sold - other (1)	538	—

Gross profit	17,964	18,673

Operating expenses:
Distribution	6,833	6,248
Selling, general and administrative	9,523	7,874

Income from operations	1,608	4,551

Interest, net (2)	7,394	5,607
Income from unconsolidated affiliates	(150)	(159)
Other, net	101	190
Minority interest in operations of consolidated subsidiary	(315)	(806)

Loss before income taxes	(5,422)	(281)

Provision (benefit) for income taxes:
Current	801	459
Deferred	(2,813)	(569)

	(2,012)	(110)

Net loss	$(3,410)	$(171)

(1)	In the first quarter of 2005, the Company wrote-off $0.5 million in costs related to the accelerated termination of its primary North American styrene monomer requirements contract.
(2)	Interest includes amortization of premium and debt issuance costs related to the Company’s senior notes of $0.3 million for the three months ended April 1, 2005 and $0.2 million for the three months ended March 26, 2004.

CONTACT:

Radnor Holdings Corporation

Peri Higgins (Investor Relations), 610-341-9600

PeriHiggins@RadnorHoldings.com